Exhibit 8.1
Empresas ICA, S.A.B. de C.V.
20-F 2010
Significant Subsidiaries
     The following table sets forth our significant subsidiaries as of December 31, 2010, including the principal activity, country of incorporation, ownership interest and, if different, percentage of voting power held by us:

			Ownership	Voting
	Principal		Interest	Power Held
Subsidiary	Activity	Domicile	(%)	(%)
Constructoras ICA, S.A. de C.V.	Construction	Mexico	100	100

Controladora de Empresas de Vivienda, S.A. de C.V.	Housing development	Mexico	100	100

Controladora de Operaciones de Infraestructura, S.A. de C.V.	Concessions	Mexico	100	100

Ingenieros Civiles Asociados, S.A. de C.V.	Heavy urban and specialized construction	Mexico	100	100

ICA — Fluor Daniel, S. de R.L. de C.V. (A)	Industrial construction	Mexico	51	51

ICA Panama, S.A.	Highway construction concessionaire	Panama	100	100

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.	Airport operations	Mexico	59	59	(B)

Constructora de Proyectos Hidroelectricos, S.A. de C.V. /Constructora Hidroelectrica La Yesca, S.A. de C.V.	Consortia for the construction of the La Yesca hydroelectric project	Mexico	99	99

(A)	Proportionally consolidated.

(B)	Directly and through our interest in SETA.